Exhibit 8.4

DAVIS POLK & WARDWELL
450 LEXINGTON AVENUE
NEW YORK, NEW YORK 10017

May 8, 2007

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

We have acted as special tax counsel to JPMorgan Chase & Co., a corporation incorporated under the laws of Delaware (the “Company”), in connection with the preparation and filing of pricing supplement no. 442 dated May 7, 2007 relating to Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Nikkei 225 Index, the iShares® MSCI Emerging Markets Index Fund, the FTSE/Xinhua China 25 Index, the MSCI Taiwan Index, the S&P BRIC 40 Index, the Korea Stock Price Index 200, the Russian Depositary Receipts Index, the Kuala Lumpur Composite Index, the CECEEUR Index and the iShares® MSCI Brazil Index Fund due May 10, 2010 (the “Pricing Supplement”) to product supplement no. 54-IV dated May 4, 2007 relating to Return Enhanced Notes Linked to a Weighted Basket Consisting of the AMEX Hong Kong 30 Index, the CECEEUR Index, the Dow Jones EURO STOXX 50® Index, the Dow Jones U.S. Real Estate Index, the FTSE™ 100 Index, the FTSE/Xinhua China 25 Index, the Korea Stock Price Index 200, the Kuala Lumpur Composite Index, the MSCI Singapore Index, the MSCI Taiwan Index, the Nikkei 225 Index, the Russell 2000® Index, the Russian Depositary Receipts Index, the S&P 500® Index, the S&P BRIC 40 Index, the Goldman Sachs Commodity Index® Excess Return, the iShares® MSCI Brazil Index Fund and the iShares® MSCI Emerging Markets Index Fund (the “Product Supplement”) to a prospectus supplement dated October 12, 2006 (the “Prospectus Supplement”) for the Company’s Global Medium-Term Notes, Series E, Global Warrants, Series E and Global Units, Series E, relating to a prospectus dated December 1, 2005 (the “Prospectus”) contained in the Company’s Registration Statement on Form S-3ASR (Registration Statement No. 333-130051) (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

In our opinion, the discussions under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Capital Gains Tax Treatment” in the Pricing Supplement, subject to the conditions and limitations described therein, set forth the material U.S. federal income tax considerations applicable generally to holders of the securities offered pursuant to the Pricing Supplement as a result of the ownership and disposition of such securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Capital Gains Tax Treatment” in the Pricing Supplement. By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell